10f-3 REPORT

TRAVELERS SERIES FUND INC.
SMITH BARNEY AGGRESSIVE GROWTH PORTFOLIO

November 1, 2003 through April 30, 2004

Issuer: Eyetech Pharmaceuticals Inc.
Trade Date: 1/29/2004
Selling Dealer: Morgan Stanley
Amount: 1,140.00
Price: 21.00
% of Issue (1): 0.50% A


(1) Represents purchases by all affiliated mutual funds and discretionary accounts; may not exceed 25% of the principal amount of the offering.

A - Includes purchases by other affiliated mutual funds and discretionary
      accounts in the amount of   606,060.00



10f-3 Syndicate Reporting Supplement:
Joint / Lead Manager(s):
Merrill Lynch
Morgan Stanley


Co-Lead Manager(s):
Bear Stearns & Co Inc
Credit Suisse First Boston